Exhibit 99.01

                LG&E Energy Corp. Submits Proposal for Big Rivers

Louisville, Ky. - LG&E Energy Corp. has submitted a proposal to the board of directors of Big Rivers Electric Corporation to lease or acquire the assets of the Henderson, KY-based power cooperative.

The proposal outlines two alternate plans to Big Rivers, which is currently in bankruptcy proceedings. Under the first plan, LG&E Energy would lease the power generation assets of Big Rivers for 25 years and provide power to Big Rivers' member cooperatives at reduced rates. That proposal mirrors the transaction structure outlined in Big Rivers' reorganization plan filed with the bankruptcy court on January 22, but provides $35 million in rate reductions to Big Rivers and an additional $2 million to be distributed to its unsecured creditors.

Under the second proposal, LG&E Energy would acquire all assets, properties and contracts not rejected in the plan. The purchase alternative would provide the same economic value to creditors as LG&E Energy's lease option, but provides $50 million in rate reductions to customers.

LG&E Energy has indicated to the Big Rivers board of directors that, based upon the information available through the bankruptcy proceedings, both proposals offer greater benefit to Big Rivers but that the purchase option offers more certainty to Big Rivers' customers.

LG&E Energy has requested that Big Rivers' board of directors respond to the bid by February 17, 1997.

LG&E Energy Corp. (LGE:NYSE), is an industry-leading energy services holding company headquartered in Louisville, Kentucky. The company has assets and operations in retail and wholesale power and natural gas services and market-ing. It has offices, operations and partnership projects throughout the U.S., as well as in Canada, Argentina and Spain.

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